Exhibit (c)-(4)

Discussion Material Prepared for

Meeting with the Special Committee of the Board of Directors of Shanda Interactive Entertainment Limited

Project World

November 19, 2011

Strictly Private & Confidential

Bank of America Merrill Lynch

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Notwithstanding anything that may appear herein or in other materials to the contrary, the Company shall be permitted to disclose the tax treatment and tax structure of a transaction (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information) on and after the earliest to occur of the date of (i) public announcement of discussions relating to such transaction, (ii) public announcement of such transaction or (iii) execution of a definitive agreement (with or without conditions) to enter into such transaction; provided, however, that if such transaction is not consummated for any reason, the provisions of this sentence shall cease to apply. Copyright 2011 Bank of America Corporation.

Process Update

Strictly Private & Confidential

Bank of America Merrill Lynch

Process Update Summary of Meetings as of November 19, 2011 Date Description Participants Topics of Discussion

Oct 29, 2011 Kick-off Call SC, Weil, BofAML Map out timeline and general process Determine plan of action regarding due diligence, key deliverables and future SC meetings Nov 4, 2011 Meeting between JPM, BofAML Discuss JP Morgan and Buyer Group’s preliminary valuation analysis financial advisors and rationale for their offer price Discuss financing, timeline and Buyer Group’s intentions Discuss protocols for the process going forward Nov 7, 2011 Call with Chairman JH, Weil, BofAML Discuss process update and next steps of Special Review JP Morgan’s valuation analysis Committee Nov 8, 2011 Meeting between Weil, S&S Discuss key issues in the draft merger agreement (circulated by S&S legal advisors on Nov 2, 2011) Nov 8, 2011 Call between BofAML, JPM Discuss key Q&A items for Buyer Group financial advisors Weeks of Oct 31 Ongoing Due Company, BofAML Management presentation and Nov 7, 2011 Diligence Business and financial due diligence Due diligence is ongoing

Process Update Summary of Meetings as of November 19, 2011 (Cont’d)

Date Description Participants Topics of Discussion Nov 11, 2011 Call with Chairman JH, Weil, BofAML Discuss process update and status of due diligence of Special Committee Nov 13, 2011 Meeting with SC, BofAML, Weil, MC Discuss process update Special Committee Discuss valuation methodologies and preliminary valuation analysis Review key terms of the merger agreement Discuss fiduciary duties under Cayman Islands law and mandate of Special Committee Nov 18, 2011 Call with Chairman JH, Weil, BofAML Discuss process update and status of due diligence of Special Update on valuation analysis Committee

Market Update

Strictly Private & Confidential

Bank of America Merrill Lynch

Market Update Shanda Historical ADS Performance Last Twelve Months ADS Performance Price rebased to Shanda (US$) March 1, 2011 Shanda announces 2010 annual results March 1, 2011 Shanda announces 2010 annual results August 31, 2011 Shanda announces second quarter 2011 results October 17, 2011 Buyer Group offer announced Volume (‘000) Source: Factset as of November 17, 2011 Volume Shanda NASDAQ

Preliminary Valuation Analysis

Strictly Private & Confidential

Preliminary Valuation Analysis

Transaction Overview

Summary of Transaction Value

(Amounts in US$ millions except per share data)

Implied Valuation	
Offer price per ADS	$41.35
Total ADS outstanding (mm)[(1)]	54.6
Implied equity value[(1)]	**$2,258**
Adjustment for net debt:	
Debt[(2)]	219
Cash[(3)]	(1,379)
Non-controlling interests	365
Net Debt / (Cash)	(795)
Enterprise value	**$1,463**

Implied Transaction Multiples[(4)]	**Amount**	**Multiple**
2012E Net Income	95.2	23.7x
2013E Net Income	113.4	19.9x
2012E EBITDA	259.5	5.6x
2013E EBITDA	315.8	4.6x

Implied Premiums to Historical Stock Prices

	Price (US$)	**Offer Price Premium / (Discount)**
Buyer Group Offer Price	$41.35	-
Current (11/17/2011)	39.49	4.9%
Unaffected Price (10/14/2011)	33.48	23.5%
VWAP (Before 10/17/2011)		
1-Week	$32.54	27.1%
1-Month	32.62	26.8%
3-Month	33.21	24.5%
6-Month	38.80	6.6%
12-Month	40.35	2.5%

Source: Factset, Company SEC filings, Company management

(1) Based on fully diluted number of shares. Share count data provided by Company management as of November 7, 2011: 108,335,894 ordinary shares and 18,475,036 options. Options have been treated on an as-converted basis using Treasury Stock Method

(2) Includes short term loans

(3) Includes cash, cash equivalents, restricted cash, short-term investments and marketable securities. Cash balance pro forma for cash spent on share repurchases since September 30, 2011

(4) Multiples based on Company management projections

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4

Bank of America Merrill Lynch

Preliminary Valuation Analysis

Public Trading Comparables

- Comparables for Shanda are drawn from two main Internet categories
  - China Internet platform and gaming companies with large gaming businesses that comprise a significant portion of the overall business
  - Pure play online gaming operators in China
- Although the comparables have varying growth and margin profiles, all comparables derive a significant majority of their revenue, if not all of their revenue, from China

	Share Price	Market Value (US$ mm)	Enterprise Value[1] (US$ mm)	P/E 2011E	P/E 2012E	P/E 2013E	EV/EBITDA 2011E	EV/EBITDA 2012E	EV/EBITDA 2013E	PEG[2] 2012E	PEG[2] 2013E
Chinese Internet Platform and Gaming											
Tencent	153.90 [3]	36,557	33,172	22.2x	17.5x	14.0x	15.8x	12.2x	9.7x	0.7x	0.6x
Netease	47.58	6,266	4,505	13.1	11.5	9.9	8.5	7.2	6.3	0.8	0.7
Sohu	54.19	2,102	1,580	11.0	9.3	8.1	5.0	4.1	3.4	0.5	0.4
			Max	22.2x	17.5x	14.0x	15.8x	12.2x	9.7x	0.8x	0.7x
			Average	15.4	12.8	10.6	9.7	7.8	6.5	0.7	0.5
			Median	13.1	11.5	9.9	8.5	7.2	6.3	0.7	0.6
			Min	11.0	9.3	8.1	5.0	4.1	3.4	0.5	0.4
Chinese Gaming											
Changyou	25.60	1,416	991	6.2x	5.3x	4.8x	3.7x	3.2x	2.8x	0.3x	0.3x
Giant Interactive	3.96	946	630	6.4	5.3	4.8	3.5	3.1	2.8	0.4	0.4
Perfect World	12.30	618	239	4.1	3.8	3.4	1.3	1.2	1.1	0.3	0.2
NetDragon	4.15 [3]	290	89	12.8	8.7	6.9	2.2	1.6	1.4	nm	nm
The9 Limited	4.58	115	(92)	nm	nm	na	nm	nm	na	nm	nm
			Max	12.8x	8.7x	6.9x	3.7x	3.2x	2.8x	0.4x	0.4x
			Average	7.4	5.8	5.0	2.7	2.3	2.0	0.3	0.3
			Median	6.3	5.3	4.8	2.9	2.4	2.1	0.3	0.3
			Min	4.1	3.8	3.4	1.3	1.2	1.1	0.3	0.2
Shanda Interactive[5]	39.49	2,157	1,362	83.5	22.6	19.0	7.9	5.2	4.3	1.6	1.4

Source: Factset, Bloomberg, broker research, latest Company SEC filings. Market data as of November 17, 2011. Trading multiples calculated based on Factset consensus from Wall Street research estimates except for Shanda
Note: "na" refers to not available, "nm" refers to not meaningful. Share price for each company displayed in local currency
(1) *Enterprise Value = Market Capitalization + Total Debt + Minority Interests + Preferred Shares - Cash & Cash Equivalents*
(2) *Based on FactSet long term EPS Growth*
(3) *Share price shown in Hong Kong dollars*
(4) *Balance sheet and projected estimates provided by Company management*

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5

Bank of America Merrill Lynch

Preliminary Valuation Analysis Summary Historical Financials and Projections (RMB mm) Revenue % Growth Gross Profit % Margin Operating Expenses % of Revenue Operating Income % Margin Net Income % Margin Fiscal Year Ending December 31, 2009A 2010A 2011E 2012E 2013E 2014E 2015E 5,235 5,572 6,968 7,887 9,409 10,942 12,781 46.7% 6.4% 25.0% 13.2% 19.3% 16.3% 16.8% 3,758 3,419 3,998 4,758 5,568 6,375 7,265 71.8% 61.4% 57.4% 60.3% 59.2% 58.3% 56.8% (1,713) (2,568) (3,507) (3,733) (4,247) (4,866) (5,397) 32.7% 46.1% 50.3% 47.3% 45.1% 44.5% 42.2% 2,044 851 492 1,025 1,321 1,509 1,867 39.0% 15.3% 7.1% 13.0% 14.0% 13.8% 14.6% 1,593 614 164 605 721 763 928 30.4% 11.0% 2.4% 7.7% 7.7% 7.0% 7.3% Source: Company filings and management

Preliminary Valuation Analysis

Discounted Cash Flow

Amounts in RMB mm except per share figures	2011E	2012E	2013E	2014E	2015E	Steady State [1]
Consolidated Revenue	6,968	7,887	9,409	10,942	12,781	13,420
Consolidated EBITDA	1,089	1,649	2,007	2,241	2,686	2,810
EBITDA margin	15.6%	20.9%	21.3%	20.5%	21.0%	20.9%
Less: Depreciation & Amortization	(597)	(624)	(686)	(732)	(819)	(504)
Consolidated EBIT	492	1,025	1,321	1,509	1,867	2,305
Less: Tax	(435)	(353)	(458)	(544)	(664)	(811)
Effective Tax Rate [2]		34.4%	34.7%	36.1%	35.6%	35.2%
Consolidated NOPAT	56	672	863	965	1,203	1,494
Plus: Depreciation & Amortization		624	686	732	819	504
Less: (Increase) / Decrease in NWC		(145)	(191)	(168)	(237)	(268)
Less: Capital Expenditures		(348)	(378)	(377)	(403)	(504)
Consolidated Free Cash Flow		803	979	1,151	1,383	1,226
Free Cash Flow Attributable to Shanda Shareholders [3]		504	603	681	828	746
% Growth			19.8%	13.0%	21.6%	(10.0%)

Discounted Cash Flow (Growth Based Terminal Value)

Discount Rate [4]	A: Discounted Cash Flows 2012-2015	+	B: PV of Terminal Value as a Terminal Growth Rate 4.5%	B: 5.0%	B: 5.5%	=	C: Enterprise Value 4.5%	C: 5.0%	C: 5.5%
16.0%	1,776		3,581	3,744	3,923		5,358	5,520	5,699
16.5%	1,757		3,374	3,520	3,680		5,131	5,277	5,437
17.0%	1,738		3,184	3,316	3,461		4,922	5,055	5,199

Discount Rate [4]	-	D: Net Debt/(Cash) [5] Q3 2011	=	E: Equity Value 4.5%	E: 5.0%	E: 5.5%	F: Implied Share Price (RMB) [6] 4.5%	F: 5.0%	F: 5.5%	G: Implied ADS Price (US$) [6] 4.5%	G: 5.0%	G: 5.5%
16.0%		(6,452)		11,810	11,972	12,151	108.12	109.61	111.24	34.03	34.50	35.01
16.5%		(6,452)		11,583	11,729	11,889	106.04	107.38	108.85	33.37	33.80	34.26
17.0%		(6,452)		11,374	11,507	11,651	104.13	105.34	106.66	32.77	33.15	33.57

Note: Based on Company management projections. Assumes valuation date as of December 31, 2011. DCF uses end of year convention. USD/RMB exchange rate of 6.35 assumed for ADS price calculation

(1) Steady state assumptions per Company management guidance include: revenue growth of 5.0% from 2015E, EBITDA margin calculated as average of preceding 4 years, change in net working capital calculated as 2% of revenue, capital expenditures as percentage of revenue calculated as average of preceding 4 years and depreciation & amortization trending towards annual capital expenditures

(2) Tax rate based on Company management's estimation of implied tax rates

(3) Calculated by applying the following ratio to consolidated free cash flow: (consolidated net income) / (consolidated net income + minority interest)

(4) For detailed discount rate assumptions, please refer to Appendix "Weighted Average Cost of Capital"

(5) Net Debt = Shanda's share of consolidated debt (RMB1,137 mm) – Shanda's share of consolidated cash and cash equivalents (RMB7,826 mm), as of September 30, 2011; data provided by Company management. Cash balance pro forma for cash spent on share repurchases since September 30, 2011; data provided by Company management

(6) Share price calculated based on fully diluted ordinary share count of 109.2 mm. Share count data provided by Company management as of November 7, 2011: 108,335,894 ordinary shares and 18,475,036 options. Options have been treated on an as-converted basis using Treasury Stock Method

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7

Bank of America Merrill Lynch

Preliminary Valuation Analysis Illustrative Discounted Cash Flow Sensitivity Analysis Value Driver Base Case Changes Considered (1) Impact on DCF Value Assumptions Annually Revenue Growth (2012–2015) EBIT Margin (2012–2015) Capex as % of Revenue (2012–2015) 13.2% – 19.3% –/+ 3.0% 13.0% – 14.6% –/+ 2.0% 3.1% – 4.4% +/– 1.0% Mid-point Price per ADS: US$33.80(2) US$32.92 US$34.72 US$31.73 US$35.86 US$32.59 US$35.00 (0.87) 0.93 (2.07) 2.07 (1.20) 1.20 1.20 ____________________ Note: Based on Company management projections. Assumes valuation date as of December 31, 2011. DCF uses end of year convention. USD/RMB exchange rate of 6.35 assumed for ADS price calculation (1) Base case range represents the low and high in the years from 2012 - 2015 (2) Based on WACC assumption of 16.5% and terminal growth rate of 5.0%. For detailed discount rate assumptions, please refer to Appendix “Weighted Average Cost of Capital”. ADS price calculated based on fully diluted ordinary share count of 109.2mm. Share count data provided by Company management as of November 7, 2011: 108,335,894 ordinary shares and 18,475,036 options. Options have been treated on an as-converted basis using Treasury Stock Method

Preliminary Valuation Analysis

Precedent Going-Private Transaction Premiums

- In the past 5 years, several US-listed companies have been taken private in comparable going-private transactions
- The premiums paid over trading price at announcement in the selected precedent transactions have been in the 20%-30% range
- The Buyer Group's offer for Shanda represented a 1-day, 1-week and 1-month premium of 23.5%, 27.7% and 16.7%, respectively

Selected Completed Going-Private Transactions since January 1, 2006 with US-Listed Targets

Date Announced	Acquiror	Target	Deal Value [1] (US$ mm)	Acquiror Initial Ownership (%)	Final Offer Premium Prior to Announcement: 1 Day (%)	1 Week (%)	1 Month (%)
Chinese U.S. Listed Companies							
25-Mar-11	PAG Asia Capital; Existing Management	Funtalk China Holdings Ltd	443	77.1	17.1	25.7	43.8
7-Mar-11	Bain Capital Partners LLC; Existing Management	China Fire & Security Group Inc	266	59.1	24.0	24.1	34.7
11-Nov-10	Primavera Capital Management Ltd	Chemspec International Ltd	297	55.0	28.2	22.2	30.7
8-Apr-10	Hanmax Investment Ltd; Shanghai Fosun Pharmaceutical	Tongjitang Chinese Medicines Co	117	60.2	19.0	20.9	21.6
				Mean	22.1%	23.2%	32.7%
				Median	21.6%	23.2%	32.7%
Non-Chinese U.S. Listed Companies							
23-Feb-11	Enterprise Products Partners LP	Duncan Energy Partners LP	2,532	58.5	34.6	34.7	36.5
22-Feb-11	Johnson & Johnson	Crucell NV	2,903	95.2	0.4	0.6	1.5
6-Dec-10	Sun Pharmaceutical Industries Ltd	Caraco Pharmaceutical Laboratories Ltd	211	75.8	16.7	12.2	13.6
1-Nov-10	CNA Financial Corp	CNA Surety Corp	1,219	61.0	37.9	37.7	46.9
26-Apr-10	SembCorp Industries Ltd; SembCorp Utilities	Cascal NV	208	92.3	(11.2)	(7.4)	0.0
3-Nov-09	Private Investor (Tilman J Fertitta)	Landry's Restaurants Inc	397	60.4	95.2	85.2	104.3
29-Jul-09	Overseas Shipholding Group Inc	OSG America LP	308	77.1	41.4	56.5	51.9
19-May-09	Perdigao SA	Sadia SA	1,587	51.0	7.0	3.6	42.8
23-Mar-09	Cox Enterprises Inc	Cox Radio Inc	382	78.4	45.5	47.7	(5.1)
2-Dec-08	Icahn Enterprises LP	Federal-Mogul Corp	471	75.0	0.0	(9.8)	4.1
31-Jul-08	Existing Management	Zones Inc	102	54.0	28.7	(6.7)	(10.6)
4-Apr-08	Morguard Corp	Revenue Properties Co Ltd	128	72.6	0.9	10.6	4.4
23-Oct-07	Macquarie Infrastructure Partners; Goldman Sachs & Co	Waste Industries USA Inc	536	51.0	33.5	40.9	32.8
17-Jul-07	Alfa Mutual Insurance Co	Alfa Corp	1,794	54.8	44.7	44.9	29.8
25-Jun-07	Oplink Communications Inc	Optical Communication Products Inc	188	58.1	5.1	4.4	11.5
23-Feb-07	American Financial Group Inc	Great American Financial Resources Inc	1,164	80.8	13.0	14.8	12.5
24-Jan-07	American International Group Inc - AIG	21st Century Insurance Group	1,934	60.8	4.8	4.8	5.0
6-Nov-06	Renova Media Enterprises Ltd	Moscow CableCom Corp	405	61.7	29.1	25.9	46.3
9-Oct-06	VNU NV	NetRatings Inc	828	60.5	44.1	45.0	45.1
17-Mar-06	Management Group (General William Lyon)	William Lyon Homes Inc	943	74.5	44.0	50.5	27.0
				Mean	25.8%	24.8%	25.0%
			(2)	Median	28.9%	20.3%	20.3%
17-Oct-11	**Buyer Group**	**Shanda Interactive Entertainment Ltd.**	**2,258**	**69.2%**	**23.5%**	**27.7%**	**16.7%**

In the past 5 years, comparable going-private transactions have been completed at a premium level of 20%-30%

Source: Dealogic, Bloomberg

Note: Represents 100% acquisitions with "grossed up" deal value (i.e. inclusive of acquiror stake) between US$100 mm and US$3 bn in which the acquiror's initial stake was above 50%

(1) Represents "grossed up" deal value

(2) Based on fully diluted ordinary share count of 109.2 mm per Company management

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9

Bank of America Merrill Lynch

Preliminary Valuation Analysis Precedent Going-Private Transaction Premiums (Cont’d) 1-Day Premium 1-Week Premium 1-Month Premium >40% 30%-40% 25.0% 12.5% 12.5% 16.7% 10%-20% 20%-30% 29.2% <10% >40% 30%-40% 20%-30% 20%-30% <10% 29.2% 8.3% 20.8% 12.5% 29.2% % of Deals (1) % of Deals (1) >40% 30%-40% 20%-30% 10%-20% <10% 29.2% 16.7% 12.5% 12.5% 29.2% % of Deals (1) Mean: 25.1% Median: 26.1% Buyer Group’s Offer(2): 23.5% Mean: 25.1% Median: 26.1% Buyer Group’s Offer(2): 23.5% Mean: 25.1% Median: 26.1% Buyer Group’s Offer(2): 23.5% Buyer Group’s offer premium is generally in line with average premiums paid in precedent US going-private transactions Source: Dealogic, Bloomberg (1) Based on 24 selected acquisitions since January 2006 with “grossed up” deal value between US$100 mm and US$3 bn involving US-listed companies in which the acquiror’s initial stake was above 50% (2) Based on fully diluted ordinary share count of 109.2 mm per Company management

Preliminary Valuation Analysis Wall Street Research Perspectives Pre-Announcement of the Buyer Group Offer Pre-Announcement of the Buyer Group Offer Pre-Announcement of the Buyer Group Offer Target Price Broker Date Rating Value (US$) Time Frame Nomura 10/18/11 Neutral $47.00 12 months Roth Capital 10/17/11 Neutral 41.00 NM Oppenheimer 10/17/11 Not Rated NA 12-18 months Morgan Stanley 10/17/11 Equal Weight 35.70(1) 12-18 months Deutsche Bank 10/17/11 Hold 35.10 NA JP Morgan 10/17/11 NA NA NA Average $39.70 Target Price Broker Date Rating Value (US$) Time Frame Nomura 10/18/11 Neutral $47.00 12 months Roth Capital 10/17/11 Neutral 41.00 NM Oppenheimer 10/17/11 Not Rated NA 12-18 months Morgan Stanley 10/17/11 Equal Weight 35.70(1) 12-18 months Deutsche Bank 10/17/11 Hold 35.10 NA JP Morgan 10/17/11 NA NA NA Average $39.70 ____________________ Source: Wall Street equity research (1) Represents price target per base case estimates from Morgan Stanley research

Appendix

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Bank of America Merrill Lynch

Appendix Weighted Average Cost of Capital Comparable Companies Tencent Holdings Ltd. Sohu.com Inc. Changyou.com Ltd. Giant interactive Group Inc. Netease.com Inc. Perfect World Co. Ltd. The9 Ltd. NetDragon Websoft Inc. Levered Marginal Total Debt Net Debt Market cap Total Debt to Unlevered Beta (1) Tax Rate (US$ mm) (US$ mm) (US$ mm) Equity Beta (2) 1.12 25.0% 1,204 (3,387) 36,557 3.3% 1.09 1.34 25.0% 286 (522) 2,102 13.6% 1.21 1.16 25.0% 56 (425) 1,416 3.9% 1.13 0.72 25.0% 0 (316) 946 0.0% 0.72 0.95 25.0% 5 (1,760) 6,266 0.1% 0.94 1.23 25.0% 18 (379) 618 2.9% 1.20 1.05 25.0% 1 (208) 115 0.5% 1.05 0.81 25.0% 0 (202) 290 0.0% 0.81 1.05 25.0% 3.0% 1.02 Selected Average Key Macroeconomic Assumptions Historical Risk Free Rate (3) 3.6% Historical Risk Premium (4) 12.8% Estimated Market Return 16.5% Estimated Cost of Debt NA Marginal Tax Rate 25.0% Target Target Levered Cost of Equity (5) Debt / EV Debt / Equity 0.82 0.92 1.02(6) 1.12 1.22 20.0% 25.0% 16.1% 17.6% 19.2% 20.7% 22.2% 10.0% 11.1% 15.0% 16.4% 17.8% 19.2% 20.6% - - 14.1% 15.4% 16.7% 18.0% 19.3% Target WACC (7) Debt / EV Debt / Equity 0.82 0.92 1.02 1.12 1.22 20.0% 25.0% 14.4% 15.6% 16.8% 18.1% 19.3% 10.0% 11.1% 14.3% 15.5% 16.8% 18.0% 19.3% - - 14.1% 15.4% 16.7% 18.0% 19.3% ____________________ Note: Market data as of November 17, 2011 (1) Source: Bloomberg (5-year adjusted beta) (2) Unlevered Beta = (Levered Beta / (1 + ((1 - Tax Rate) * Debt/Equity)). Assumes Beta of debt equals zero (3) Source: Bloomberg China risk free rate, based on China 10-year government bond yield (4) Source: Bloomberg China market risk premium (5) Levered Cost of Equity = (Estimated Future Risk Free Rate + (Levered Beta * Risk Premium)) (6) Based on average of unlevered beta for the comparable set shown (7) WACC = ((Net Debt / Capitalization * (Cost of Debt * (1 - Tax Rate))) + (Equity / Capitalization * Levered Cost of Equity))